UNITED STATES
SECURITIES AND EXCHANBE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2010
GOODRICH PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-12719	76-0466193

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

808 Travis Street, Suite 1320 Houston, Texas	77002

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 780-9494
N/A

(Former Name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 25, 2010, Goodrich Petroleum Corporation (the “Company”) entered into a participation agreement with Turnham Interests, Inc., a private company owned by Robert C. Turnham, Jr. (the “Turnham Participation Agreement”) on terms substantially identical to recent Company transactions, as described below. Mr. Turnham is the President and Chief Operating Officer of the Company and is a Director on the Board of Directors of the Company. Pursuant to the Turnham Participation Agreement, the Company purchased from Turnham Interests, Inc., at a cash price of $1,250 per net acre, a 95% working interest in 812.83 net acres in the Eagle Ford Shale oil play in Frio County, Texas. In addition, the Company agreed to pay for and carry the costs associated with the drilling and completion of an initial well on the acreage, to the extent such costs are attributable to the 5% working interest in such acreage retained by Turnham Interests, Inc. The total cash consideration received by Turnham Interests, Inc. in connection with the Turnham Participation Agreement will be $1,016,037.50. The term of the Turnham Participation Agreement is three years, or for so long as there is commercial production from the acreage.
     The terms of the Turnham Participation Agreement are substantially identical to the terms of a previously announced participation agreement entered into between the Company and an unrelated third party, concerning approximately 6,000 net acres in the direct vicinity of the acreage covered by the Turnham Participation Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION
Date: June 1, 2010	By:	/s/ Michael J. Killelea
Michael J. Killelea
Senior Vice President, General Counsel and Corporate Secretary

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